Exhibit 99.1

Response Biomedical Corp. Announces Fourth Quarter

and Fiscal 2015 Financial Results

VANCOUVER, British Columbia – March 21, 2016 - Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTC: RPBIF) a commercial stage in-vitro medical device company with products for the laboratory and point of care markets, today reported financial results for its fourth quarter and year ended December 31, 2015, including a 2015 GAAP net loss of $(150,000), or $(0.02) per share, compared with a GAAP net loss of $(2.1 million), or $(0.26) per share in 2014, and 2015 Adjusted EBITDA (a non-GAAP financial measure) of $822,000, compared with a negative Adjusted EBITDA of $(4.0 million) in 2014.

“We are pleased to report our first full year of Adjusted EBITDA profitable growth with a 40% increase to $15.4 million in total revenue in 2015 - $3.4 million in Joinstar collaboration revenue and $12.0 million in product sales. This revenue growth, combined with our cost cutting and efficiency initiatives, resulted in Adjusted EBITDA of $822,000, a $4.9 million improvement in Adjusted EBITDA over 2014,” said Dr. Barbara Kinnaird, Chief Executive Officer of Response.

“We also had both significant revenue growth and positive Adjusted EBITDA for the fourth quarter of 2015 relative to the prior year,” said Dr. Kinnaird. Our national distribution partner, who no longer has exclusive distribution rights in China, has continued its purchases from us this quarter, albeit at a reduced rate from the first two quarters of the year. We are continuing to help our partner to work through its excess inventory. In addition, we have made good progress in our collaboration with Joinstar, earning a US$720,000 milestone in the fourth quarter,” noted Dr. Kinnaird. “Finally, our cost cutting and efficiency initiatives continue and have contributed to our improved fourth quarter gross margin, up 7.4 percentage points from the prior year.”

“Year over year, our product sales in China have increased 8% while our sales outside of China have increased 15%. We continue to focus on improving efficiencies and reducing costs while at the same time making strategic investments in high growth market segments. The addition of the PCT test to the RAMP® platform in early 2016 reflects our focus on adding high quality acute care tests to help improve patient outcomes,” said Dr. Kinnaird.

The Company was also advised by the Toronto Stock Exchange that it has been granted a 30 day extension from March 21, 2016 to demonstrate compliance with the continued listing requirements of the Toronto Stock Exchange.

Financial highlights for fiscal year 2015 include the following:

●	Total revenue of $15.4 million, up 40% from $11.0 million in 2014;
●	17% reduction of total operating expenses to $7.8 million compared to $9.4 million in 2014;
●

2015 GAAP net loss of $(150,000), or $(0.02) per share, compared with a GAAP net loss of $(2.1 million), or $(0.26) per share in 2014. These GAAP figures include a non-cash warrant liability valuation adjustment gain of $948,000 in 2015 and $4.0 million in 2014;

●	Excluding the non-cash warrant liability valuation adjustment, 2015 Adjusted Net loss was $(1.1 million) compared with an Adjusted Net loss of $(6.0 million) in 2014; and
●	2015 Adjusted EBITDA (a non-GAAP financial measure) of $822,000, compared with a negative Adjusted EBITDA of $(4.0 million) in 2014.

Financial highlights for the fourth quarter of 2015 include the following:

●	Total Q4 revenue of $4.1 million, up 28% from $3.2 million in Q4 2014;
●	Q4 Gross margin on product sales of 40.3%, up 7.4 percentage points, compared with 32.9% in Q4 2014;
●	12% reduction of Q4 operating expenses to $2.0 million compared to $2.3 million in Q4 2014;
●

Q4 2015 GAAP net income of $223,000, or $0.02 per share, compared with a GAAP net income of $263,000, or $0.03 per share in Q4 2014. These GAAP figures include a non-cash warrant liability valuation adjustment gain of $153,000 in Q4 2015 and $1.7 million in Q4 2014;

●	Excluding the non-cash warrant liability valuation adjustment, Q4 2015 Adjusted Net income was $70,000 compared with an Adjusted Net loss of $(1.4 million) in Q4 2014; and
●	Q4 2015 Adjusted EBITDA (a non-GAAP financial measure) of $536,000, compared with a negative Adjusted EBITDA of $(904,000) in Q4 2014.

Financial results for the year ended December 31, 2015:

●

Product sales increased 11% to $12.0 million for the year ended December 31, 2015 compared to $10.8 million for the year ended December 31, 2014. The increase is due to an increase in worldwide instrument and cardiovascular test sales with the largest increase coming from China.

●

Collaborative revenue from the Joinstar collaboration was $3.4 million for the year ended December 31, 2015. We earned three of the final four substantive milestones under the collaboration with Joinstar during the year.

●

Gross margin on product sales was 38.7%% for the year ended December 31, 2015 compared to a gross margin of 38.6% in 2014. We maintained our margins through decreased costs and a positive impact from an appreciated U.S. dollar offsetting primarily subsidized promotional reader placement programs intended to increase our customer base and future test sales growth.

●

Operating expenses decreased by 17% to $7.8 million for the year ended December 31, 2015 compared to $9.4 million in 2014. This decrease is primarily due to a decrease in salaries and wages due to staff efficiencies, severance accrued in 2014 upon the departures of our former chief executive officer and senior vice president of worldwide sales, and lower legal and regulatory costs incurred in 2015.

●

GAAP Net loss for the year ended December 31, 2015 totaled $(150,000), or $(0.02) per basic and diluted share, compared to a GAAP Net loss of $(2.1 million), or $(0.26) per basic share and diluted share, in the year ended December 31, 2014. The decrease in the GAAP Net loss was primarily due to the increase in gross profit as a result of increased total product sales and reduced operating expenses described above along with the additional collaborative revenue earned from the Joinstar collaboration offsetting the decrease in the unrealized gain on the revaluation of the warrant liability.

●

Adjusted net loss decreased by $5.0 million to an Adjusted net loss of $(1.1 million) from an Adjusted net loss of $(6.1 million) in 2014, primarily the result of the increase in total revenue and decrease in costs during 2015 in comparison to 2014. We believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net income (loss) and comprehensive income (loss) and Adjusted net income (loss) is included below.

●

As a result of the changes described above, Adjusted EBITDA for the year ended December 31, 2015 improved to $822,000 compared to negative $(4.0 million) in 2014. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized gain on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as it excludes the often large non-cash gains and losses associated with revaluations of our warrant liability— these gains and losses are driven by stock price changes and are unrelated to our business operations and cash flows. A reconciliation between net income (loss) and comprehensive income (loss) and Adjusted EBITDA is included below.

●	Cash and cash equivalents as of December 31, 2015 were $2.5 million compared to $3.2 million as of December 31, 2014.

Financial results for the three months ended December 31, 2015:

●

Product sales decreased 9% to $2.7 million for the three months ended December 31, 2015 compared to $3.0 million for the same period in 2014. This decrease was primarily due to lower sales in China offset by increases in instrument and cardiovascular test sales outside of China.

●

Collaborative revenue from the Joinstar collaboration was $1.4 million in the three months ended December 31, 2015 compared to $186,000 in the comparative period in 2014. We earned the third substantive milestone under the collaboration with Joinstar during the quarter. We are eligible to receive an additional US$792,000 during the remaining development project period. The Joinstar collaboration commenced in late 2014, thus there was limited revenue from this source in the quarter ended December 31, 2014.

●

Gross margin on product sales increased to 40.3% for the three months ended December 31, 2015 compared to a gross margin of 32.9% in the same period of 2014. This increase is primarily due to product mix and a decrease in cardiovascular sales in China which are sold at relatively lower margins than sales outside of China. In addition, decreased costs and a positive impact from an appreciated U.S. dollar contributed to the improved gross margin.

●

Operating expenses decreased by 12% to $2.0 million for the three months ended December 31, 2015 compared to $2.3 million in the same period of 2014. This decrease is primarily due to lower legal and regulatory work associated with the timing of clinical and regulatory work being done in 2015.

●

As a result of the changes described above, Adjusted EBITDA for the three months ended December 31, 2015 improved to $536,000 compared to negative ($904,000) in the same period of 2014. A reconciliation between net income (loss) and comprehensive income (loss) and Adjusted EBITDA is included below.

●

GAAP Net income for the three months ended December 31, 2015 totaled $223,000, or $0.02 per basic and diluted share, compared to $263,000, or $0.03 per basic share and diluted share, in the comparative 2014 period. The decrease in GAAP Net loss was primarily due to an increase in total revenue and a decrease in operating expenses offset by a decrease in the unrealized gain on revaluation of the warrant liability.

●

Adjusted net income improved by $1.5 million during the three months ended December 31, 2015 to $70,000 from an Adjusted net loss of $(1.4 million) in the comparable period in 2014. A reconciliation between Net income (loss) and comprehensive income (loss) and Adjusted net income (loss) is included below.

For a further discussion of the Company’s financial results for the year ended December 31, 2015, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 72 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three months and year ended December 31, 2015 and 2014. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects as seen through the eyes of our management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with peer companies who use similar measures (although these measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures). These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA and Adjusted Net income (loss) are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism, procalcitonin, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and Dengue Fever antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that we are able to help our national distributor work through its excess inventory; that we continue to focus on improving efficiencies and reducing costs while at the same time making strategic investments in high growth market segments; that the addition of the PCT test to the RAMP® platform in early 2016 reflects our focus on adding high quality acute care tests to help improve patient outcome; and that that we continue to make progress in our collaboration with Joinstar and we are eligible to receive a further US$792,000 in milestones during the remaining development project period. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Product sales	$2,714	$2,993	$11,973	$10,828
Collaborative revenue	1,370	186	3,445	186
Total revenue	$4,084	$3,179	$15,418	$11,014
Cost of sales	1,620	2,008	7,339	6,647
Gross profit	$2,464	$1,171	$8,079	$4,367
Gross margin on product sales	40.3%	32.9%	38.7%	38.6%
Operating expenses	1,996	2,256	7,794	9,400
Other expenses (excluding unrealized gain on revaluation of warrant liability)	398	304	1,383	1,059
Adjusted net income (loss)	$70	$(1,389)	$(1,098)	$(6,092)
Unrealized gain on revaluation of warrant liability	(153)	(1,652)	(948)	(4,002)
Net income (loss) and comprehensive income (loss) for the period	$223	$263	$(150)	$(2,090)
Earnings (loss) per share - basic	$0.02	$0.03	$(0.02)	$(0.26)
Earnings (loss) per share - diluted	$0.02	$0.03	$(0.02)	$(0.26)

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (in thousands of Canadian dollars):

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Adjusted EBITDA	$536	$(904)	$822	$(4,028)
Interest expense and amortization of deferred financing costs and debt discount	203	225	878	874
Interest income	(3)	(3)	(10)	(15)
Depreciation and amortization	208	209	834	824
Stock-based compensation	58	54	218	381
Unrealized gain on revaluation of warrant liability	(153)	(1,652)	(948)	(4,002)
Net income (loss) and comprehensive income (loss) for the period	$223	$263	$(150)	$(2,090)

Reconciliation of Adjusted Net Income (Loss) to GAAP Net Income (Loss) (in thousands of Canadian dollars):

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Adjusted net income (loss)	$70	$(1,389)	$(1,098)	$(6,092)
Unrealized gain on revaluation of warrant liability	(153)	(1,652)	(948)	(4,002)
Net income (loss) and comprehensive income (loss) for the period	$223	$263	$(150)	$(2,090)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com